Exhibit 8.1

[Letterhead of Goodwin Procter LLP]

GOODWIN 368(a) S-4 OPINION

October 25, 2018

Keryx Biopharmaceuticals, Inc.

One Marina Park Drive

Twelfth Floor

Boston, MA 02210

Ladies and Gentlemen:

This opinion is delivered to you in connection with the prospectus included as part of the registration statement (the “Registration Statement”) on Form S-4 (Registration No. 333-227622) filed by Akebia Therapeutics, Inc., a Delaware corporation (“Akebia”) with the Securities and Exchange Commission on October 1, 2018 in respect of the proposed merger (the “Merger”) of Alpha Therapeutics Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Keryx Biopharmaceuticals, Inc., a Delaware corporation (“Keryx”), pursuant to the Agreement and Plan of Merger, dated as of June 28, 2018, and as amended on October 1, 2018, by and among Keryx, Merger Sub, and Akebia Therapeutics, Inc., (as amended from time to time, the “Merger Agreement”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

For purposes of the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, Registration Statement and such other documents as we have deemed, necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness, as of the date hereof, of certain statements, representations, covenants and agreements made by Akebia, on its behalf and on behalf of Merger Sub in a representation letter dated October 25, 2018, and by Keryx in a representation letter dated October 25, 2018.

Our opinion assumes and is expressly conditioned on, among other things, the accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted that the transactions related to the Merger or contemplated by the Merger Agreement have been, are, or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained herein have been, are, or will be waived or modified in any respect prior to the date hereof, except to the extent expressly stated in this opinion letter.

In rendering this opinion letter, we have considered applicable provisions of the Code, Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. Such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which any of our opinions are based on any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement or in the Merger Agreement could affect our conclusions herein. Moreover, there can be no assurance that our opinions will be accepted by the Internal Revenue Service, or, if challenged, by a court.

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In addition, subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption “Certain U.S. Federal Income Tax Consequences”, constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to the U.S. Holders (as such term is defined in “Certain U.S. Federal Income Tax Consequences”) under currently applicable law.

The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States. No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. Our opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

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